Exhibit 99.2

Event ID:	138118664046
Event Name:	Q2 2017 Sanderson Farms Inc Earnings Call
Event Date:	2017-05-25T15:00:00 UTC

P: Operator;;

C: D. Michael Cockrell;Sanderson Farms, Inc.;CFO, Treasurer and Director

C: Joe F. Sanderson;Sanderson Farms, Inc.;Chairman and CEO

C: Lampkin Butts;Sanderson Farms, Inc.;President, COO and Director

P: Adam L. Samuelson;Goldman Sachs Group Inc., Research Division;Lead Analyst

P: Akshay S. Jagdale;KeyBanc Capital Markets Inc., Research Division;Director and Equity Research Analyst

P: Akshay S. Jagdale;Jefferies LLC, Research Division;Equity Analyst

P: Brett Richard Andress;KeyBanc Capital Markets Inc., Research Division;Associate VP

P: Farha Aslam;Stephens Inc., Research Division;MD

P: Francesco Pellegrino;Sidoti & Company, LLC;Research Analyst

P: Heather Lynn Jones;The Vertical Trading Group, LLC, Research Division;Research Analyst

P: Kenneth B. Goldman;JP Morgan Chase & Co, Research Division;Senior Analyst

P: Kenneth Bryan Zaslow;BMO Capital Markets Equity Research;MD of Food and Agribusiness Research and Food and Beverage Analyst

P: Michael Piken;Cleveland Research Company;Equity Analyst

P: Unidentified Analyst;;

+++ presentation

Operator^ Good day, and welcome to the Sanderson Farms, Inc. Second Quarter Fiscal 2017 Conference Call. Today’s conference is being recorded.

And at this time, I would like to turn the conference over to Mr. Joe Sanderson. Please go ahead, sir.

Joe F. Sanderson^ Thank you. Good morning, and welcome to Sanderson Farms Second Quarter Conference Call. We issued a news release this morning announcing net income of $66.9 million or $2.94 per share for our second fiscal quarter of 2017. This compares to net income of $47.6 million or $2.11 per share during last year’s second quarter.

I will begin the call with some general observations. But before I do, I will ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell^ Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. The actual performance of the company could differ materially from that indicated by our forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K and in the company’s quarterly report on Form 10-Q filed this morning with the SEC in connection with our second quarter and in our press release published this morning. These documents are available on our website at sandersonfarms.com if you need access to them.

You are cautioned not to place undue reliance on forward-looking statements made this morning as each statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements. External factors affecting our business, such as feed grain costs, market prices of poultry meat and the health of the economy, among others, may be different tomorrow, and our view today may be different from a few days from now.

Joe F. Sanderson^ Thank you, Mike. Benign grain cost, continued strong demand for chicken at retail grocery stores, higher volumes and improved export markets drove our results during our second fiscal quarter. Our sales volume of fresh and frozen chicken was up by 11.5% compared to last spring’s volume and reflects outstanding yields and new production in Palestine and St. Pauls. Our feed cost per pound of fresh chicken processed was essentially flat during the quarter compared to last year’s second quarter while our average net sales price per pound chicken sold was up by 5%. Market prices continue to reflect good demand for chicken.

In addition to strong demand at retail grocery stores, market prices for chicken wings improved counter seasonally during the quarter. Boneless breast meat prices made a move up in April and have continued to move higher in May. While export market headwinds remain, including politics, economic factors and the strength of the U.S. dollar, export demand continued to improve this spring. The relative strength of the U.S. dollar continues as a headwind. Politics still impact our relationship with China, but we are hopeful that will change.

Finally, while oil prices remain relatively low, they have moved above their bottom, giving more buying power to countries heavily dependent on oil revenue to fuel their economy. Some export partners who typically look to the EU for chicken have increased purchases from the United States as a result of the presence of avian influenza in Europe. As a result of these improvements, select quarter market prices moved higher as we move through the quarter, and leg quarter inventories remained manageable. These favorable trends, should they continue, should support prices over the short term.

Prices paid for feed grains were higher during the quarter compared to last year’s second fiscal quarter. But improved feed conversion rates and feed formulation adjustments allowed us to partially offset those higher prices. In my view, grain prices still don’t reflect the ample worldwide supply of grain, and as a result, we remain close to the market.

Planting progress in the United States remained slightly below historical averages, but time remains to get seeds in the ground. Getting acres planted doesn’t mean a lot for future grain prices and feed cost, but it is a necessary first step in realizing a good crop. That said, we have priced little of our needs past next week and, given where future prices closed yesterday on the Chicago Board of Trade, had we priced all of our needs through the end of the fiscal year at yesterday’s close, cash corn, soybean meal prices during fiscal 2017 would be $24.5 million higher than a year ago. These numbers do not include the additional volume of grain we will need to purchase this year to feed the additional chickens we have on the ground in Palestine and St. Pauls. These higher costs will translate into a very slight increase in feed cost per pound on chicken processed for the year.

In addition to our costs, we will be closely watching the chicken markets and production numbers. Weekly egg sets over the past few weeks continue to trend a bit above a year ago, and pullet placements continue to run slightly ahead of year-ago numbers. However, hatch rates are lower, and it appears I might finally be right in my prediction that live weights are leveling off.

Through March, our industry processed 1.9% more head, and live weights have been essentially flat with last year. The current USDA estimate for 2% more broiler meat during calendar 2017, when compared to 2016, seems reasonable but could prove to be high should hatch rates and live weights continue to trend lower.

Despite higher production, per-capita availability of chickens to domestic consumers is up less than 0.5% as a result of higher export volume.

I’m pleased to report that the start-up of our new St. Pauls, North Carolina facility continues to go well, and we expect to reach full production in St. Pauls during our first fiscal quarter of 2018. The successful start-up reflects the success of our training program, which prepare young managers to run the new operation. We continue to train managers to start operations at our next new facilities in Tyler, Texas. Construction is scheduled to begin there in our third fiscal quarter, and we plan to open the new facilities during our first fiscal quarter of 2019.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the quarter.

Lampkin Butts^ Thank you, Joe, and good morning, everyone. As Joe mentioned, overall market prices for poultry products were higher during the quarter when compared to our second quarter last year. Market prices for chicken products sold to retail grocery store customers remained relatively strong during the quarter and continue to reflect good demand. Bulk leg quarter prices were higher for the quarter compared to last year’s second quarter for reasons described by Joe, averaging $0.344 per pound during our second quarter this year compared to $0.294 per pound last year. Through March, industry export volumes were up approximately 8.7% for calendar 2017 compared to last year, and export values were higher by 9.4%. Leg quarter prices improved during our second quarter by 18.7% compared to our first quarter. The current Urner Barry bulk leg quarter quote is $0.38 per pound.

Prices for jumbo wings were higher during our second fiscal quarter than last year’s second quarter. Jumbo wings averaged $1.79 per pound, up 5.1% from the average of $1.71 per pound during last year’s second quarter. The current Urner Barry quote for jumbo wings is $2.01 per pound.

Boneless breast prices improved during April and have continued to move higher in May. Market prices were higher on average by 9.1% compared to the second quarter a year ago. The second quarter’s average Urner Barry price was $1.28 per pound. Today, the Urner Barry quoted market for jumbo boneless breast is $1.72 per pound.

The overall result of these market price changes was an increase of $0.035 per pound in our average sales price per pound of chicken sold. We sold 1.036 billion pounds of poultry during the second quarter, an increase from the 928.9 million pounds sold during last year’s second quarter. We processed 1.037 billion pounds of dressed poultry during the quarter, up 9.6% from the 945.8 million pounds we processed during last year’s second quarter. We previously projected we would process 1 billion pounds during the quarter and higher than projected yields, and 17 million pounds processed on House of Raeford Birds (sic) [House of Raeford Farms], offset by slightly lower live weights than originally projected, made up the difference from our projection. We now expect to process approximately 4.23 billion pounds of fresh chickens this fiscal year, an increase of approximately 12.4% compared to fiscal 2016.

We estimate we will process approximately 1.083 billion pounds in our third fiscal quarter and approximately 1.129 billion pounds during our fourth quarter. We had factored into these estimates a lower target live weight, the improved yields in live bird performance we’ve experienced the past 2 quarters as well as the bird we will process for House of Raeford. Both of these estimates could be impacted by weather, bird performance and other factors, some of which are beyond our control.

Results in margins at our prepared foods plant improved during the second quarter compared to the second quarter of last year, and we expect further improvement during the second half of the year. We sold 42.9 million pounds of processed chicken at our prepared chicken plant during the first half of this year compared to 44.7 million pounds through the first half of last year. The average sales price through the first half of the year decreased $0.012 per pound compared to last year. Both live production in our processing plants have performed very well versus their industry peers during the first half of the year. We certainly have opportunities that we are anxious to capture but I’ve been pleased with our operations.

At this point, I’ll turn the call over to Mike.

D. Michael Cockrell^ Thank you, Lampkin. The 15.9% increase in net sales for the quarter to $802 million from $692.1 million last year was the result of the increase in sales price per pound described by Lampkin and the increase in pounds of poultry products sold described by Joe. The increase in our cost of sales for the quarter ended April 30 as compared to the same 3 months last year was a result of an increase in pounds of poultry products sold of 106.7 million pounds or 11.5%, partially offset by the 1.2% decrease in prepared chicken sold. The 19.4 million increase in SG&A expenses for the first half of the year reflects increased accruals for advertising and marketing expenses, higher trainee costs, higher legal fees attributable to litigation and start-up costs at St. Pauls.

During the first fiscal quarter ended January 31 of this year, the company determined that achievement of the applicable performance-based criteria for the performance shares granted November 1, 2015, was probable. Accordingly, the quarter and year-to-date numbers both reflect compensation expense of $1.2 million and $4.5 million, respectively, related to those agreements. As we move to the third quarter, management will continue to evaluate the probability of an ESOP accrual and a bonus accrual. The probability of reaching $10.96 per share, which is the threshold target under the earnings per share bonus award program, is difficult to assess with only 2 quarters under our belt. But it will become clear as we move through the summer.

Recall that if we accrue a probable ESOP contribution, that amount will be approximately 4% to 4.5% of gross profit and will be required to accrue 3 quarters of any expected liability in our third quarter. For the third and fourth quarters, I have $43 million and $45 million, respectively, in my model for SG&A. These numbers reflects start-up costs at Tyler, with advertising, trainee costs, legal fees and stock compensation expense remaining fairly steady with the first 2 quarters. These numbers reflect no ESOP and no bonus accrual. Based solely on what we know today, a $10 million accrual for the ESOP might be reasonable in the third quarter. But again, it’s too early to determine whether or not a bonus accrual is probable. But to put some numbers around a potential bonus accrual, what we determined — we determined that hitting the threshold earnings per share target under our bonus award program was probable, that’s $10.96 a share, it would cost right at $1.5 million. If we hit the top target of $12.02 per share, that would cost $31 million. The midpoint of $11.50 would be a $16 million accrual.

The company’s effective tax rate for the quarter in the first 6 months ended April 30, 2017, was 35%, and for the balance of the year, we continue to model that same 35%. We now expect spending — we now expect to spend approximately $156.9 million on CapEx during the fiscal 2017 and has spent $96.6 million through the first half of the year. Of this total, $24.2 million was in St. Pauls. We intend to use cash on hand and cash closed to fund the balance of our capital budgets. Our depreciation and amortization for the first half of the year was $46.9 million, and we now expect approximately $98.7 million for the full year.

Before opening the call for questions, I want to mention that we will host our annual investor conference in New Orleans again this fall. The conference will open with dinner Thursday night at the same venue as always, and the conference will start at 8:00 Friday morning, October the 13th. The conference will be at the Monteleone this year, and dinner on Thursday night, as I said, we’d be on the same spot. We hope many of you would join us in New Orleans for the conference, and we’ll send information out and post it to our website very soon. But for now, please mark the date.

And Katie, that’s our prepared remarks, if you want to open it up for questions.

+++ q-and-a

Operator^ (Operator Instructions) And our first question comes from Farha Aslam.

Farha Aslam^ Question about bird weights and production. And clearly, profitability in the industry is very strong. Near term were being held back by the bird weight issue and the performance of the current breed. Could you share with us how long you anticipate that issue to continue? And kind of as you go forward, longer term, how do think the industry will respond to this very good profit level?

Joe F. Sanderson^ We have anecdotal data about bird weights mainly from Urner Barry. Urner Barry is riding and talking about lower bird weights. We’ve seen flat bird weights from the USDA for January, February, March. They’re flat. And Urner Barry is talking about lighter bird weights, and he has more access to processors than we do. And we know we brought our bird weights in our big bird plants down from 9.5 to 9 to try to address woody breast. We think the industry or some in the industry has done the same thing. And we can see in Agrostats, there are no more 10-pound birds. And that’s all we can see yet. And it looks like the average weight in the deboning market segment is down some. And that’s all we know right now. We also can look at USDA’s statistics and see that the average hatchability is down 1% from a year ago. You can see the egg set’s running about 2.5% ahead of a year ago, but the chick placements are 1.5% ahead of a year ago. So it looks like the flock is older and it’s not hatching as well. My expectations would be for — to address that issue is for pullet placements at some point to go up a little bit to address that issue, but not a lot because I think the industry is pretty close to processing capacity. So that’s what I think.

Farha Aslam^ That’s helpful. And then…

Lampkin Butts^ Farha, we have seen — excuse me, this is Lampkin. We have seen some USDA numbers that show that the number of head being processed 8 pounds and up is down 9%, and then the 6.5 to 8 are up 10%. So we do know that many head have shifted down into that less than 7.75-pound weight.

Joe F. Sanderson^ And we think that’s to address woody breast.

Farha Aslam^ Okay, to address breast issue. Okay. And then if we think about China, there’s talk about the Chinese delegation coming to the U.S. kind of the midyear to look at plants, et cetera. In terms of the timing of China opening up to fresh poultry and what that would do to Sanderson’s earnings.

Lampkin Butts^ Farha, it’s our understanding that China has a delegation coming in June primarily to discuss and look at regionalization of the United States for something like avian influenza. I think they’ve got to come in June and come back in September. But that AI ban was implemented in January of ‘15, and we have not been optimistic until now that, that might be lifted. I don’t know when. I think if we’re successful, it will probably be this fall. But first time we’ve been optimistic since January of ‘15. When we lost that market, it was — pretax, we were — it was costing us $4.3 million a year. The markets that we see that we’re missing out on is still right at $4 million a month.

Joe F. Sanderson^ That’s, yes, a month.

Joe F. Sanderson^ Per month.

Farha Aslam^ So $4.3 million a month if China opens up?

Joe F. Sanderson^ It’s about $4 million a month now when you add our new production in pretax.

Farha Aslam^ I’m sorry. So 4 — it was $4.3 million before? And then if we add your production, that we add another $4 million?

Joe F. Sanderson^ No. No. No. The — if the market is different today than it was then, we don’t know what the market is going to be when the market opens back up. The market today reflects — going through Hong Kong. And so we don’t know — we have no idea of what the market’s going to be like if China opens. And we don’t know about a tariff. So we — it’s — we don’t know. It could be — it was $4.3 million, but we have new production — additional production, and it’s — we can say what it was when we left.

Lampkin Butts^ Farha, what we say is just a net dock. We have no idea of the expense that the industry…

Joe F. Sanderson^ We’re not going through…

Lampkin Butts^ We’ll be going the road.

Joe F. Sanderson^ We’re not doing that right now.

Lampkin Butts^ I think that’s a very conservative number.

Farha Aslam^ Okay. So $4.3 million a month would be a conservative number or roughly $4 million?

Joe F. Sanderson^ Yes.

Operator^ And our next question comes from Ken Goldman of JPMorgan.

Kenneth B. Goldman^ Two for me if I can. Just if you could get a little bit of an update or if we can get a little bit of an update on your latest thoughts on tray pack pricing, what your customers are basing it on. Are you still basing it off the last Georgia Dock price? I’m not sure if you had addressed that previously. How accurate do you think the new Urner Barry price is? Just a little more color there would be, I think, helpful.

Joe F. Sanderson^ You bet. We — most of our customers are still off of a last published Georgia Dock, which is $109.75. Now that’s their base price. And then a lot of them have sale prices that are agreed upon whenever their contract was signed. Some of them have sale prices that are based off the Urner Barry prices that are, as you know, going up every day now. And then some of them have negotiated sale prices. As we said, I believe — when did we describe — was it December or February when we described how much of our product is based off of the Georgia Dock?

D. Michael Cockrell^ Georgia — yes, that was in…

Joe F. Sanderson^ February?

D. Michael Cockrell^ February.

Joe F. Sanderson^ About 10% of our sales are actually based off of Georgia Dock.

D. Michael Cockrell^ Yes, about half of our tray pack.

Joe F. Sanderson^ Half of our tray pack and 10% of our sales are based off some Georgia Dock. In addition to that, we have gone out to our customers in the last month and asked for a raise because if there were a Georgia Dock, it would be going up right now, and everybody knows it. And we’ve been successful in some places. In some places, they said, “We’re going to stick by our contract and use the Georgia Dock the last one it was published.” But we’ve gotten some increases for the summertime from some of our accounts. We believe that we and our customers are going to have to look at the new Urner Barry for a while before everybody is comfortable with it. We asked Urner Barry to do this, to publish these numbers, and — but we think it would be the first of next year probably before everybody’s seen it enough. It looks pretty good to me, but we would think it will be next year before everybody’s seen enough of it to become comfortable with it.

Kenneth B. Goldman^ Okay. That is very helpful. And then my quick follow-up is wholesale beef prices have risen. I know you don’t sell any beef obviously, but you certainly track your competitive products. You’re talking about chicken prices maybe not across the board going up on the trade decks out on the wholesale side, but certainly in that direction. What are you seeing in terms of your customers’ reactions? Because we’re hearing certain comments out there — I’ll leave it at that — that maybe retailers are pushing back harder than usual, not passing through as much pricing, maybe pushing back, like I said, on their vendors. How would you describe the retail environment in terms of both accepting price increases and then passing them on to consumers at least in the narrow area that you guys track.

Lampkin Butts^ Ken, we’re not having any unusual pushback. Of course, our customers that are on the Georgia Dock fickle, but that part of their program is flat. But another unusual pushback — the only thing I’m aware of is that the retailers, they have not passed along cheaper prices on particularly beef and pork. Chicken prices are down a little bit, but they have mainly held on to their beef and pork margins other than some feature prices.

Joe F. Sanderson^ And (inaudible) what you have for Memorial Day? Do you know — did (inaudible) figure out what type — Memorial Day is going to be about like normal isn’t it? I mean, they got some beef, some chicken.

Lampkin Butts^ Yes. We think beef got most of the ads, but our orders for Memorial Day are so good that we’re running 2 shifts on Memorial Day. We normally run 1 shift, the Saturday before, and then we’re down Memorial Day. But we had to crank everything at up to fill orders this year.

Operator^ And our next question comes from Ken Zaslow of the Bank of Montreal.

Kenneth Bryan Zaslow^ Just a quick question. Can you talk about the different products and weights and the margins associated with big birds versus small birds and just how everything’s done between tray packs and how you kind of see that developing over the next, call it, 6 to 12 months?

D. Michael Cockrell^ Margins on big birds got ahead of tray pack beginning in March, and they’re way ahead of them in May. And we think that’s going to last through Labor Day, through September at least. They’re way ahead of them in May. And for us, I mean, margins are still good on tray pack, but they’re exceptional right now in big bird.

Lampkin Butts^ That’s margin per head.

Joe F. Sanderson^ Yes, margin per head. Go ahead. When you put a — where is bonus?

Lampkin Butts^ 1 72.

Joe F. Sanderson^ 1 72 and $2 wing and a $0.38 leg quarter was — put that all together, and — what are at tenders?

Lampkin Butts^ 1 95.

Joe F. Sanderson^ 1 95 on tenders. And benign grain costs, that’s exceptional for big bird. And we think prices are maybe going up a little bit more on boneless and tenders. We think wings are kind of toward the top right now. Leg quarters are — may go up another $0.01 or so, but we’re near in the — at least through Memorial Day in the first of month, we’re kind of getting close to the top on these prices for a while until heat hits. And when the heat hits, when — you may see some other — another move. But wings are pretty close to topping out.

Kenneth Bryan Zaslow^ Can you talk about what drove the wing prices so high? And — although you think they’re topping out, do you think they’re stable at these current levels or you think they’re going to start retreating seasonally? And then I’ll leave it there.

Lampkin Butts^ Ken, it’s been a surprise. We’re — historically, wing prices start trending down after March Madness. So this has been a surprise. We think it has to do with lighter bird weights and also the number of new restaurants that have been built over the last 2 years that are based off wing menus. We think it’s supply and demand, and I still think there’ll be a softening this summer. I still think we’ll see a dip sometime this summer, but I don’t think we’re there yet.

Operator^ And our next question comes from Mike Piken from Cleveland Research.

Michael Piken^   ,

Just want to talk a little bit more about the age of the flock and specifically your breeding flock. And do you guys have plans to sort of replace some of the old pullets? And when you think the rest of the industry is going to be looking to do that to improve hatchability rates? And how much room potentially is there?

Joe F. Sanderson^ Well, our breeder flock is current. We don’t — our hatchability is normal, and we don’t have any older breeders, and ours is like it always has been. And — but I don’t know — we started getting calls for eggs right after the first of the year and from 2 or 3 other integrators. And an indication was there was some health problems with their breeders, and they want to buy eggs from us, which we don’t sell eggs. We don’t have enough eggs to sell normally. And I don’t know what kind of health problems they were having. But as we’ve moved forward, you can look at the hatchability and the chick placements entail that this flock is older and they’re not hatching well. Last year, the hatch was 84% all year, but — and we don’t — I have no clue what’s going on there. But there’s some health issue or something with the overall flock. But nothing with ours.

Michael Piken^ Do you know if it’s impacting a certain-sized bird more than the others? Is that part of the reason maybe big bird profitability has improved a little bit more? Or…

Joe F. Sanderson^ No, I do not. I have no clue if it’s one breed or not. I don’t have an answer to that.

Michael Piken^ Okay. And then shifting gears. If you could just talk a little bit about your volume expectations for ‘18 with or without Raeford and specifically how that might impact your 2018 volumes.

Joe F. Sanderson^ Well, our — St. Pauls will be at capacity beginning in January. So we’ll annualize — Raeford’s birds will not have any impact in 2018, but St. Paul’s will be at full capacity. So do you have 2018?

D. Michael Cockrell^ We’ve got that processed in growth. We’ll have it in just a minute.

Joe F. Sanderson^ They’re getting it for you, Mike.

Operator^ And in the meantime, our next question comes from Adam Samuelson from Goldman Sachs.

Adam L. Samuelson^ Maybe first, was wondering if you could quantify the profit impact, if any, from House of Raeford in the quarter. And then for the pounds that you’re processing for the balance of the year, should we be considering those? Just you’re — you got marketing control of that product, and so your margin should be consistent with the other tons that are flowing through St. Pauls. Or any other…

Lampkin Butts^ Yes. We’re not going to talk — we’re paying House of Raeford a flat fee per live pound, as we described in the 10-Q this morning. And that’s really about all we can say about that contract. Now we take the market risk on the birds. We — the birds are ours and we sell them. They take the market risk on grain, repaying a flat fee per live pound. The margins, just like they are on our other big bird products, are good right now.

Adam L. Samuelson^ Okay. That’s helpful. And then maybe just on the market. I’m wondering, Joe, if you have any thoughts — are you seeing any impact in the industry data of higher antibiotic free and no human antibiotic production on the industry, whether that’s on the hatch, if people aren’t using the antibiotics in the hatchery anymore, if you think that’s part of the cause of some of the people moving down in bird class size. Just any thoughts of how that might be impacting available supplies. Maybe internal ABF production and availability in the industry has stepped up even if you’re not producing yourself.

Joe F. Sanderson^ I think that may affect livability on flocks sold more than it would on hatchability. I think we — I mean, we know that total livability on no-antibiotic birds is lower than if you use antibiotic by 1% to 2% at least and, in some cases, 10%. And so I think there are fewer head delivered to the plant, for sure, with no antibiotics. And so — and I think possibly at times, you might have lower bird weights, but they can compensate for that by keeping the birds in the houses longer. But mainly, it probably affects feed conversion more than it does live weight, but I think it could affect live weight to some degree.

Operator^ And our next question comes from Heather Jones from The Vertical Group.

Heather Lynn Jones^ So circling back to the retail business, could you give us a sense of what kind of price increases you’ve gotten just for modeling purposes? I understand that it sounds like you won’t transition most of your pet business to a new price index until calendar ‘18. But I mean, did you get enough increases for the summer to make it meaningful like do we need to worry about that for our models?

Joe F. Sanderson^ Do you know how many? Half-half?

Lampkin Butts^ Well, of our customers we’ve been to half, and then half of those were good, and we’re waiting to hear from the other half. Heather, that’s hard to quantify. Here’s the thing: A portion of that business is sold at feature prices. And most those feature prices are moving up. If they’re being negotiated, these markets are higher, so they’re negotiated at higher price.

D. Michael Cockrell^ 60%. Georgia Docks.

Lampkin Butts^ Or if it’s tied to an Urner Berry quote, those are higher. So retail revenues going to be up. I can’t say how much, but it is going — it’s not going to be flat because of anything tied to…

Heather Lynn Jones^ And you’re talking about it’s going to be up sequentially, but it would sound like it’s going to be up year-on-year as well because you have the piece that’s tied to the features like you said (inaudible) strong.

Joe F. Sanderson^ Yes. That’s right. Yes.

Heather Lynn Jones^ I mean, because honestly, if you look at some of these Urner Barry quotes, I mean, am I out in La La Land to think that the piece that you’ve been able to get redone should — could be up more than 10% year-on-year?

Joe F. Sanderson^ No.

Heather Lynn Jones^ I’m not in La La Land?

Joe F. Sanderson^ Yes. It won’t be up 10%.

Heather Lynn Jones^ It won’t be up — that piece won’t be up that much?

Joe F. Sanderson^ No.

Heather Lynn Jones^ Okay. Moving on to the weights and all. So clearly, woody breast is the biggest driver. So I have a 2-part question. I understand that there are more food service companies that are going to be not only trying to get weights off of the larger birds, but actually potentially moving into other weight classes period. Like to much smaller birds. So one, how early do you think we are in this trend? And then secondly, a number of customers, both on the retail and the food service side, have committed to adopting GAAP standards, which call for lower — slower growth from birds and lower density. So I guess, if I hesitate to say this given the nature of this industry, but if we can look out 2, 3 years, it seems like there’s a number of factors that are going to be a governor on supply. And just if you could help us think about that.

Joe F. Sanderson^ Well, we don’t — I think that’s true. I think there’s another governor-owned supply. And that is if you will look at what our next complex is going to cost, it’s going to cost $190 million to $200 million. And none of the big companies that could do that have indicated no intention of doing that. And I think that is a governor-owned supply. There’s a possibility that USDA could change line speeds. The regulation that governs line speeds. Right now, there’s capital line speed of 140 birds a minute. We run 70 birds a minute. But everybody else runs 140, except a few plants that run 90 and a few plants that run — the original plants that tested the hemp system at 175?

Lampkin Butts^ Right.

Joe F. Sanderson^ 175. They were grandfathered in at 175. I don’t know how many plants that is.

Lampkin Butts^ 6 or 7.

Joe F. Sanderson^ 6 or 7. And when USDA was proposing the hemp process, consumer groups and the inspectors unions objected to it. So the USDA pulled it, capped it at 140. There’s possibility that USDA could go back in and reintroduce the 175. If that were to happen and it were to be passed, I think you could see some expansion — industry expansion by people going from 140 to 175. That would take a year to do that. They have to order breeder stock. They have to build chicken houses. They have to make some modifications in hatcheries and processing plants, and you know a year ahead of time. I think it’d be minor, but I think that’s where your expansion would come from. I don’t think anybody much is going to build a plant. And I don’t think — I think the weight is over for a while. The breeder — the primary breeders are going to have to breed this woody breast out. And that’s going to take away a little feed conversion and maybe some yield to get this woody breast out. And the other things you mentioned are — if that happens, the slower growing broiler and the smaller bird and the woody breast are all — we can’t grow a 9.5-pound chicken right now, which was our target weight for this year. In the year before that, we grew 9.25-pound chicken. We can’t do that.

Heather Lynn Jones^ So as a follow-up on your weight comment, do you think the reductions we’re seeing now are the extent of the reductions we’re going to see? Or do you think there’s going to be more widespread adoption across the industry that could lead to pressure on weight for, call it, another year?

Joe F. Sanderson^ I don’t know. Wendy’s required all their suppliers to go to a 7.5-pound chicken. That was the reason that you filed that shift in class that Lampkin was describing. Out of the 9 to the smaller class that USDA is showing. You may see some more of that. We didn’t supply Wendy’s, so. But we dropped our weights because of our customers, we did that on our own. We just — we couldn’t tolerate a product quality problem with our customers. We did that before they — I mean, we just — our own QC test told us we need to do — we did some other things, too. We changed our diets, and we changed our lighting program to try to get this product quality thing straightened out.

Lampkin Butts^ And Heather, I’ll take this opportunity to answer Adam’s question. I think it was Adam. $4.4 million in 2018 — or, excuse me, billion pounds in 2018, that’s up about 4% from this year.

Joe F. Sanderson^ That’s Michael.

Lampkin Butts^ Is that Michael?

Heather Lynn Jones^ And the [hemp] thing. You said a possibility. The way you said that makes me think that there are discussions ongoing right now as to that. I mean, when could we see some color as to whether they’re going to allow that?

Joe F. Sanderson^ It has to be published in the Federal Register. And then we don’t — I don’t think it’s imminent.

Heather Lynn Jones^ You don’t think it’s imminent. It’s not being discussed right now.

Lampkin Butts^ No. No.

Operator^ And our next question comes from Francesco Pellegrino from Sidoti & Company.

Francesco Pellegrino^ I want to ask you a question about just what are your thoughts on maybe the long-term feasibility of the marketing program given what you’ve learned so far during 2017? Something that we thinking about continuing in fiscal 2018 as well.

Lampkin Butts^ Our marketing program. Advertising?

Francesco Pellegrino^ Yes. Yes.

Lampkin Butts^ We’ll keep doing it. We’ll keep doing it.

Francesco Pellegrino^ At an $80 million run rate per quarter?

D. Michael Cockrell^ I think that’s reasonable for now. We hadn’t — frankly hadn’t — we have talked about second half of the year. But we really haven’t started planning any strategy for next year, but I think that’s reasonable to build a model on.

Francesco Pellegrino^ Okay. Just when I start thinking about how you guys are going to be earning your bonus accrual if you’re going to pay out the $10 million to the ESOP plan. One of the questions that I had was sort of about like where your step-up function is going for your depreciation expense. I guess, over the past 3 years, on a quarterly basis, it looks like depreciation has increased by $10 million, and that’s per order. And I know we’ve had a lot of elevated spending over the past 3 or 4 years as — I mean, to support the business during some really great times and given how strong your balance sheet has been. But just given how quickly depreciation has sort of stepped up. Given where your CapEx guidance is this year, thinking about construction beginning in Tyler, Texas over this summer and then wherever your maintenance CapEx is right now for the business, where should depreciation be sort of topping out at?

Joe F. Sanderson^ If we keep building plants, it’s not going to top out.

Lampkin Butts^ Yes. Our maintenance budget has increased. We were — we got about $100 million now, and we’re stepping that up $5 million a year just because we’re adding assets. So that — in my model, you got $100 million and $105 million, $110 million, $115 million, just add $5 million to it because we keep adding plants. So depreciation, of course, is just a function of building these $200 million plants like Joe described.

Francesco Pellegrino^ Right. But we’re also lapping a period of time whether it’s 10, 15, 20 years ago where we didn’t have this elevated CapEx spending. So we really don’t have new high-priced assets coming off the books. So if you sort of just think about Tyler, Texas maybe being — and I know that’s not it, like it’s quarterly depreciation topping out at $30 million right now getting [beginning] in fiscal 2018.

Lampkin Butts^ I’m sorry. I’m not sure. I’m following exactly what you’re asking. Ask that again.

Francesco Pellegrino^ So just when I look at all the assets that we’re bringing online, including Tyler, Texas, is it reasonable to think that maybe quarterly depreciation could be anywhere between $27 million to $30 million beginning in 2018?

Joe F. Sanderson^ Yes.

Operator^ And our next question comes from Akshay Jagdale of Jefferies.

Akshay S. Jagdale^ I wanted to ask about the breeder flock. With pullet placements having sort of decelerated on a 12-month trailing basis, right? So pullet placement growth was 4%, 5% last couple of years. Now it’s around 1%. 1% or 2%, depending on how you look at it. But the breeder flock has actually since October of last year, it’s up about 5% sequentially, right? And so what do you make of that? Is that — the last number that came up earlier this week says it’s up 1% year-over-year. I mean, I guess, the only answer — the logical answer is the age of the flock has been brought down. Mature hen slaughter is down. But what do you make of the breeder flock moving up as much as it has sequentially during a period when pullet placement growth has decelerated quite a bit?

Joe F. Sanderson^ I think a lot of the pullet placements in ‘15 and ‘16 was mainly building up pullets and hens for the export of eggs to Mexico. And I think everybody thought they were going in domestic supply flock when all — most of that growth was for 2 reasons: One of it, there was a change going on in the breeds. Aviagen was replacing 2 other breeds in domestic flock. And people are putting some extra breeders out because they didn’t know what to expect from the Aviagen hen as she was replacing. And then the other extra in ‘16 was — in ‘15 and ‘16, 2 of the primary Mexican suppliers — integrators were putting their breeders in the United States. And they were showing up in the domestic supply flock, but they were really for eggs from Mexico. And so they really weren’t — it was — it looked like they were for the domestic supply flock, but they really were not. They were going to — they were for eggs for export. And all of that big build-up in ‘15 and ‘16, 7% to 8% of the breeder flock was for export — eggs for export. And I think that through everybody else. The real domestic supply flock for pullets for the U.S. is about 1%. And as far as meat — broiler meat for this year, when you subtract the exports out, it’s right at 0.25% when you put it all together. And the pullets — I don’t think you can look at one number one month. The last month that came out, which was 97%, 93%. I don’t think you can look at that. I don’t think that means anything. I think the next month may be a 106%, and it may — the 93% could be revised. Just one month doesn’t mean anything.

Akshay S. Jagdale^ Yes. I realize — I was talking more on a trailing 12-month average basis, that’s how we always look at pullet placements, and pullet placements have decelerated. But my question was more about — I get the Mexico issue. We are now tracking egg exports to Mexico, which are down. But the breeder flock itself, which includes both Mexico and U.S. breeders, right, we don’t know exactly what percentage is for Mexico. It was down year-over-year. So leaving aside what we’re exporting in terms of eggs, the actual calculated or the reported number was down year-over-year for most of the back half of 2016. And now it’s back up during a period when your additions of pullets have decelerated, right? So it’s — that’s what I’m asking about. And at your Analyst Day, there was one presentation where they talked about the age of the flock, and it was projected that ‘17 was going to be — ‘16 was the lowest in the last 3, 4 years, and ‘17 was going to be slightly lower. So it just seems to me that the age of the flock is now at a more optimal level. And to get there, you’ve changed the rate of mature hen slaughter if I may. So that’s what I’m getting at, but I don’t know if you look at it that way.

Joe F. Sanderson^ We think the flock is older now. We don’t think it’s optimal. We think it is older. And the reason we do is because we’re looking at the hatchability. And the hatch is at 83%. We think they’re holding pullets longer — holding hens longer because they’re not getting eggs out. No, we don’t know that for a fact. That’s what we think. But we’re showing the — all of ‘16 the hen flock being 100% of 2015. This year is about 100% so far for 5 months.

Akshay S. Jagdale^ So you don’t agree with the EMI projection for the age of the flock, I guess? Do you now think it’s — the flock’s age is actually up.

Joe F. Sanderson^ I do.

Akshay S. Jagdale^ Okay. While we’re talking about exports, I mean I think hatching egg exports had sort of peaked in and showing year-over-year declines a little bit. Any thoughts on what’s happening there? Or do have any sense of where that’s headed?

Lampkin Butts^ We have no clue. I don’t have a clue about what’s going on in Mexico. It’s primarily — actually, the rest of the world. I have a chart here in front of me. The rest of the world is down a little bit from its peak. Canada is about flat. It may be up a tenth or 2, and Mexico was down just a little bit. Mexico was down from its peak by maybe 1%. I may not — it’s — of the total breeders. It was a accounting — the whole world was running 8.5% percent and it’s down to 7.7% of total breeders. I don’t — but we don’t have — I don’t have a clue what’s going on in Mexico or the rest of the world.

Akshay S. Jagdale^ Okay. And then one for Mike. And this is more of a longer-term question. You had a pretty detailed explanation of ESOP and all that stuff, which I’m sure I’m going to have to reread, but that was helpful. But if you just look long term your SG&A to sales has gone up, and that’s a function of how well you’re doing as a company. So that’s great. But for somebody who’s trying to model that portion of your P&L over a 3- to 5-year period, what do you think is a good number to use? I mean, it seems like you were at 3.5% for a long period of time. And now the last 5 years or so, it’s more like 5% with the increase in marketing, the increase in ESOP and all that stuff. So can you just help me out there? Like if you were to model for company over a 3- to 5-year period, SG&A to sales, what’s the best guess over there?

Joe F. Sanderson^ You’re at peak, right?

Akshay S. Jagdale^ Yes. I think you…

D. Michael Cockrell^ That’s hard, Akshay. Ex bonus in ESOP, just take those out because I don’t have a clue for — it’s hard quarter-to-quarter, much less year-to-year, to know whether we’re going to pay a bonus. But our legal fees are up. That’s going to continue. Our training cost should be steady. Start-up cost is going to move higher next year as we get St. Pauls. Are we going to build another plant after that? Then you’re going to have start-up costs the next year. Advertising, I’m holding steady. But again, as we mentioned to another questioner, that strategy may change. But yes, I think Joe is right. This is peak right now, I feel like, because we’ve got some stuff going on.

Joe F. Sanderson^ As you get more volume though, yes, it’s going to decline. You’re — what I’m saying is you’re at peak dollars right now. As you get more volume, that percentage goes down. But what’s your perspective?

Akshay S. Jagdale^ Yes. What’s the percent — do you have a sense (inaudible) percent that’s non-ESOP bonus related because I know part of the ESOP bonus also accrues on…

Joe F. Sanderson^ Not in there right now.

D. Michael Cockrell^ The Bonus in ESOP were not in there. And when you go back and reread the script, I put those numbers out. But no, I don’t have a percentage in front of me. I don’t know what sales are going to be next quarter, Akshay.

Operator^ And our next question comes from Brett Andress of KeyBanc Capital Markets.

Brett Richard Andress^ I just had one quick question. Your other cost per pound, they increased, I think, by about $0.005 or $0.015, I’m sorry, per pound, and you called out that about the half of that was related to St. Pauls, I believe. I’m just trying to figure out what drove the other half of that increase. And I guess, maybe was it related to maybe some of the overtime you ran during the quarter? And how should we think about all the other costs that — how should that trend through the back half of the year?

D. Michael Cockrell^ Yes. There were a couple of things going. There was some overtime premium in that number. Salaries went up, direct and indirect salaries. Both packaging was a little bit. It was — there’s nothing one thing I can call out as most of it, Brett. But it was salaries, overtime, supplies, had a little bit in some repairs, but it was split out among those.

Brett Richard Andress^ How — should we expect the St. Pauls to — the impact to that to maybe be diminished as we work through the next 2 quarters in the…

D. Michael Cockrell^ Absolutely.

Operator^ And our final question comes from [Benjamin Cera] from Barclays.

Unidentified Analyst^ Just — I have 2 questions. One, could you just quickly confirm the CapEx number because I think I didn’t get this for this year. So just to see what to put into model. I think I heard $156 million, but just to confirm.

D. Michael Cockrell^ That is correct.

Unidentified Analyst^ Okay. So we got that one. And then second, you’ve mentioned prices are likely to come down on wings into the second half. So with that in mind, would you expect that the very strong levels of profitability you’ve seen in the first half, I mean, especially on an operating profit margin level, that this is going to ease a little bit towards the end of the year but still turn out to be fairly strong? And also thank you very much, Joe, for the good guidance on absolute SG&A expenses for the year. That helps a lot. But just to get a little bit of sense of what you’re expecting in terms of pricing and COGS, how that’s going to evolve and how that’s going to impact your margins because of your sensitivity here.

Joe F. Sanderson^ I think wings will soften sometime this summer, and then I think they’ll be going back up for football season.

D. Michael Cockrell^ August. Yes. They’re going to have like 60 days to — it’s not going to be — I don’t think — it’s hard because they were all steady for a while.

Lampkin Butts^ Yes. I don’t think it’s going down next week, but sometime this summer.

Joe F. Sanderson^ Yes. $2 is a lofty place for wings to be. But if they come down, it’s not going to be for long and for much. I don’t think they’ll come down a lot, and I don’t think they’ll come down long. You got 2 things going to happen. Normally, by this time, we’re already packing wings and putting them in freezer for the football season, mainly for January, February. We hadn’t put a single going in the freezer. So that has to be done. That’s going to keep supply off the market. And I think that a lot of these restaurants out there that are going full tilt. And so I don’t think it will be hot like it is right now or like it has been. And then other thing is I think breast and tenders and leg quarters, they may slow down but then are going to soften.

Lampkin Butts^ Those markets are very firm right now. Spot loads are trading at Urner Barry for boneless breast and real close to that for tenders. So both markets are very firm going into the summertime.

Joe F. Sanderson^ And so we think — I’m just — I don’t see those markets coming down much. I think there will be a cooling off period after the first of the month. But right on the heels of that is July the 4th. So we think those markets are going to be pretty good for a while.

Operator^ And I am showing we have no further questions at this time.

Joe F. Sanderson^ Good. Thank you, and thank all of you for spending time with us this morning, and we look forward reporting our third quarter results in August. Thank you very much.

Operator^ And this concludes today’s conference. Thank you for your participation. You may now disconnect.